Exhibit 99.1 - Press Release

Signal Advance, Inc. Announces Voluntary Suspension of SEC Reporting Obligations

HOUSTON TX - April 8, 2016 (PRESS RELEASE JET) - Signal Advance, Inc. (OTCBB:
SIGL) today announced its decision to file a Form 15 with the Securities and Exchange Commission ("SEC") to voluntarily suspend its SEC reporting obligations. The Company is eligible to suspend the SEC reporting obligations by filing a Form 15 under Section 12(h) of the Act as it currently has fewer than 300 shareholders of record. The Company expects the registration of its common stock will be terminated 90 days after such filing per SEC regulations. Upon termination, the Company's securities will no longer trade on the OTC Bulletin Board, however, they may be eligible for quotation on the Pink Sheets.

The Company's Board of Directors considered a number of factors in making this decision, including the low liquidity of the stock, the ongoing costs of continuing fulfillment of the reporting obligations and the demands on management to comply with the reporting requirements. The Company believes that the time and expense of complying with the reporting obligations outweighs the benefits received by the Company by continuing to fulfill these obligations. Management plans to focus its time and resources on fiurther development and commercialization of its proprietary technology in order to to drive business performance and shareholder value.

About Signal Advance, Inc.

Signal Advance, Inc., an emerging technology company, has developed and is commercializing its proprietary technology. This technology acts to temporally-advance the detection of complex "real-world" analog signals that can represent a wide variety of physical properties such as pressure, flow, vibration, temperature, proximity, and bioelectric activity (EKG, EEG, etc.). The time advance attained could potentially offset or reduce signal detection delays in a variety of sensors impacting control, intervention or signal transmission applications. Faster response time translates into improved interventional outcomes, efficiency, emissions, production yields and targeting accuracy. Target markets include transportation, energy generation/distribution, defense, manufacturing, process control, medicine and communications. For more information, visit www.signaladvance.com.

Cautionary Note Regarding Forward-Looking Statements This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's filings with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-ooking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

Media Contacts:

Company Name: Signal Advance, Inc.
Name: Chris M. Hymel, Ph.D.
Phone: 713 510 7445
Email: info@signaladvance.com
Website: http://www.signaladvance.com